UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):

December 18, 2008

PDL BioPharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-19756	94-3023969
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

932 Southwood Boulevard
Incline Village, Nevada 89451
(Address of principal executive offices)

Registrant’s telephone number, including area code:
(775) 832-8500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Updates relating to MedImmune

As PDL BioPharma, Inc. (“PDL”) previously disclosed, on August 22, 2008, MedImmune, LLC (formerly known as MedImmune, Inc.) (“MedImmune”) sent to PDL a notice (the “2008 Notice”), purportedly under the Patent License Agreement, effective July 17, 1997, between PDL and MedImmune (the “MedImmune License Agreement”), that MedImmune was exercising its asserted rights under the MedImmune License Agreement to have a non-binding written determination made by non-conflicted legal counsel as to whether MedImmune’s Synagis® (palivizumab) product or motavizumab development product infringes claims under the Queen et al. patents, including U.S. Patent Nos. 5,585,089, 5,693,761, 5,693,762 and 6,180,370.  MedImmune and PDL mutually selected the non-conflicted legal counsel who would make such non-binding determination.  PDL intends to vigorously defend against MedImmune’s claims and to assert its rights with respect to Synagis and motavizumab under the MedImmune License Agreement.  On December 16, 2008, MedImmune filed a lawsuit against PDL in the United States District Court for the Northern District of California seeking a declaratory judgment that the U.S. Queen et al. patents are invalid.  MedImmune is also seeking a declaratory judgment that neither Synagis nor motavizumab infringe the Queen et al. patents and, therefore, are not subject to royalties pursuant to the MedImmune License Agreement. On December 18, 2008, as requested by MedImmune, MedImmune and PDL entered into an agreement pursuant to which the procedure to have such non-binding determination made by such non-conflicted legal counsel was terminated and we and MedImmune waived our obligations and rights with respect to the completion of the procedure initiated by the 2008 Notice.  Such non-conflicted legal counsel has ceased her work and no written determination will be rendered.

Updates relating to PDL’s Convertible Notes

On December 18, 2008 (the “Distribution Date”), the separation of Facet Biotech Corporation (“Facet”) from PDL was completed through the distribution of all the outstanding shares of common stock of Facet to the stockholders of PDL (the “Spin-Off”).  Each PDL stockholder of record as of 5:00 p.m. Eastern Time on December 5, 2008 received on the Distribution Date one share of Facet common stock for every five shares of PDL common stock.

In connection with the Spin-Off, the conversion rate of PDL’s 2.75% Convertible Subordinated Notes due 2023 (the “2023 Notes”) has been adjusted upward and the conversion rate of PDL’s 2.00% Convertible Senior Notes due February 15, 2012 (the “2012 Notes”) will be adjusted upward.  Immediately prior to the Spin-Off, the conversion rate for the 2023 Notes is 114.153 shares per $1,000 principal amount of 2023 Notes (or a conversion price of approximately $8.76 per share) and the conversion rate for the 2012 Notes is 61.426 shares per $1,000 principal amount of 2012 Notes (or a conversion price of approximately $16.28 per share).

For the 2023 Notes, the conversion rate has been increased by multiplying the previous conversion rate by a fraction, the numerator of which was the average pre-Spin-Off closing price of PDL common stock for the ten consecutive trading days immediately preceding the record date for the Spin-Off, and the denominator of which was the difference of such average closing price and the fair market value of Facet’s common stock applicable to one share of PDL common stock as determined by PDL’s board of directors.  The adjusted conversion rate for the 2023 Notes became effective on December 8, 2008.  Such adjustment resulted in an increased number of shares of PDL common stock issuable to the holders of the 2023 Notes upon conversion.

For the 2012 Notes, the conversion rate will be increased by multiplying the current conversion rate by an adjustment factor equal to the sum of the daily adjustments for each of the ten consecutive trading days beginning on the effective date of the Spin-Off.  The daily adjustment for each such trading day is a fraction, the numerator of which is the sum of the closing price of PDL common stock and the closing price of Facet common stock applicable to one share of PDL common stock, and the denominator of which is the product of ten and the closing price of PDL common stock.  The adjusted conversion rate for the 2012 Notes will become effective on the tenth trading day from, and including, the effective date of the Spin-Off.  PDL expects such adjustment to result in an increased number of shares of PDL common stock issuable to the holders of the 2012 Notes upon conversion.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 19, 2008	PDL BioPharma, Inc.

	By:	/s/ John P. McLaughlin
John P. McLaughlin
President and Chief Executive Officer